Exhibit 99.1

Imperial investment in Aspen project to proceed

•	$2.6 billion investment to develop 75,000 barrels per day of bitumen production
•	Next-generation technology to improve economics, reduce emissions intensity and water use
•	Mutually beneficial, long-term agreements with seven local Indigenous communities
•	Construction to begin in fourth quarter of 2018; project startup in 2022

Calgary, AB – Nov. 6, 2018 – Imperial announced today that it has made a final investment decision to develop its Aspen project, located about 45 kilometres northeast of Fort McMurray, Alberta. The project, which is expected to produce about 75,000 barrels of bitumen per day, will include the first major commercial application of next-generation oil sands recovery technology designed to lower greenhouse gas emissions intensity and water use, while improving development economics.

Through the application of advanced solvent-assisted, steam-assisted gravity drainage technology at Aspen, Imperial is building on its recently announced commitment to reduce the greenhouse gas emission intensity of its operated oil sands facilities. The new technology is estimated to reduce greenhouse gas emissions intensity and water use intensity by up to 25 percent, compared with traditional steam-assisted technology. Imperial anticipates that Aspen’s emissions intensity will be one of the lowest among in situ oil sands operations across the industry.

“We do not take investment decisions lightly, particularly in these challenging times,” said Rich Kruger, Imperial chairman, president and chief executive officer. “This is the right technology at the right time to make a competitive investment. We have made the decision to proceed now because we believe this advanced technology will further the evolution of Imperial’s oil sands business.”

Imperial consulted with seven local Indigenous communities during the regulatory application process to reach collaborative and unique relationship agreements that provide mutual benefits and support long term sustainable development of these communities. The agreements establish a framework to ensure information-sharing and community engagement with regard to environmental stewardship. They also provide economic benefits, workforce opportunities, strategic business development and potential business contracts that support project construction and operation.

With a cost estimate of CA$2.6 billion, the Aspen project is anticipated to create about 700 jobs during peak construction and more than 200 jobs during operations. Based on preliminary estimates and current tax and royalty rates, more than CA$4 billion in direct federal and provincial tax revenues are expected to be generated over the 30-year life of the project, as well as deliver more than CA$10 billion in royalty revenues to the Alberta government.

Construction will begin in the fourth quarter of 2018 with first production expected in 2022. There is potential for further development of up to another 75,000 barrels per day of bitumen production with timing dependent on a number of factors, including foundational project performance and overall business and market conditions.

For further information:

Investor Relations (587) 476-4743	Media Relations (587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary Statement: Statements of future events or conditions in this release, including projections, targets, and estimates are forward-looking statements. Forward-looking statements can be identified by words such as “intend”, “expect”, “estimate”, “believe”, “anticipate”, “will” and similar references to future periods. Disclosure related to expected production volumes, construction and first production timing, estimated cost and job creation during development and operations, application of oil sands recovery technology, reduction in greenhouse gas emissions, intensity and water use, improved development economics, community economic and workforce benefits, and tax revenues and royalties generated from the project constitute forward-looking statements. Actual future financial and operating results, including expectations and assumptions concerning project plans, dates, costs and capacities; production rates; production life and resource recoveries; solvent injection and recovery levels; capital and environmental expenditures; cost savings; demand growth and energy source mix; commodity prices and interest and foreign exchange rates; and applicable laws, government policies and environmental regulation could differ materially depending on a number of factors. These factors include changes in the supply of and demand for crude oil; transportation for accessing markets; political or regulatory events, including changes in law or government policy, applicable royalty rates and tax laws; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; availability and performance of third party service providers; unanticipated operational disruptions; management effectiveness; project management and schedules; response to unexpected technological developments; operational hazards and risks; and other factors described in Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial Oil Limited’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial Oil Limited undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.